Exhibit 99.1

For Immediate Release

Media Contact: Perot Systems Corporation Mindy Brown phone: (972) 577-6165 fax: (972) 577-4484 mindy.brown@ps.net

Perot Systems Corporation 2300 West Plano Parkway	Perot Systems Announces Changes to Board of Directors
Plano, Texas 75075
972.577.0000	DeSoto Jordan, company founder and early leader of healthcare industry
www.perotsystems.com	group, returns to serve at board level

Plano, TX – February 20, 2004 — Perot Systems Corporation (NYSE: PER), a worldwide provider of information technology services and business solutions, today announced the addition of DeSoto Jordan to its board of directors.

Mr. Jordan was one of the original founders of Perot Systems, and he worked for the company until retiring in 1999. During his tenure, he held several leadership positions that included launching and managing the healthcare industry group. He was instrumental in winning the industry’s largest outsourcing contract for a major hospital – formerly AMI, now Tenet Healthcare Corporation.

“We are very excited and honored to have DeSoto back on the team,” said Ross Perot, chairman of the board for Perot Systems. “He was here in the very beginning and helped us become the company that we are today.”

Mr. Jordan joined Perot Systems from Electronic Data Systems, where he was corporate vice president in charge of worldwide communications and government relations. Prior to that, he was vice president of Blue Cross and Blue Shield Association, where he managed government relations and policy development.

The company also announced today that James Champy and William Gayden have resigned from the board of directors. Mr. Champy will continue in his role of chairman of consulting for Perot Systems. He had served on the board of directors since 1996. Mr. Gayden, who has served on the company’s board since 1998, is stepping down to devote more time to his business and other interests.

“Both Jim and Bill have provided invaluable insight and leadership to our board, and we are thankful for their commitment,” added Mr. Perot.

With these changes, the company’s board of directors will have eight members, five of whom are independent of the company.

Perot Systems Announces Changes to Board of Directors	Page 2

About Perot Systems

Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2003 revenue of $1.5 billion. The company has more than 13,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.

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